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                       March 8, 2021

       Christopher Anzalone
       Chief Executive Officer
       Arrowhead Pharmaceuticals, Inc.
       177 E. Colorado Blvd, Suite 700
       Pasadena, California 91105

                                                        Re: Arrowhead
Pharmaceuticals, Inc.
                                                            Form 10-K for the
fiscal year ended September 30, 2020
                                                            Filed November 23,
2020
                                                            File No. 001-38042

       Dear Mr. Anzalone:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences